Exhibit 10.113
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (the “Agreement”), dated December 23, 2008, is between RB Trademark Holdco, LLC, a Delaware limited liability company with a place of business at 111 Bauer Drive, Oakland, NJ 07436 (“Licensor”) and The Russ Companies, Inc., a Delaware corporation with a place of business at 111 Cloverleaf Drive, Winston-Salem, NC 27103 (“Licensee”).
Reference is made to the Purchase Agreement of even date herewith, between Russ Berrie and Company, Inc., the 100% parent of Licensor (“RB”) and the Licensee (the “Purchase Agreement”). Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Purchase Agreement.
WHEREAS, Licensor is the owner of all right, title and interest in and to the Retained IP, and any goodwill associated therewith, in the territories set forth on Schedule 2.2 of the Purchase Agreement opposite such Retained IP (the “Territory”); and
WHEREAS, Licensor desires to grant Licensee a license to use the Retained IP in the Territory in connection with the manufacture, distribution and sale of gift products;
NOW, THEREFORE, the parties have mutually agreed as follows:
1.	GRANT OF RIGHTS.
1.1	Under the terms and conditions of this License Agreement, and subject to the exceptions set forth in Section 1.6 below, Licensor hereby grants to Licensee an exclusive license permitting Licensee to use the Retained IP in the Territory, and to the extent Licensor has the right to grant such license, in any other parts of the world not included within the Territory, in connection with the manufacture, distribution and sale of gift products during the term specified in Paragraph 2. Products which are sold by Licensee pursuant to this License Agreement shall be referred to collectively herein as “Articles.”

1.2	Licensee shall not have the right to assign or sublicense any of the rights granted hereunder other than to a subsidiary of Licensee, provided, however, that no such assignment shall release the Licensee from any of its obligations hereunder.

1.3	Licensee shall have no right to any other use of the Retained IP, including, without limitation, in connection with the offering of any other goods or services.

1.4	All Articles shall bear the Retained IP in a manner approved by Licensor.

1.5	(a) Notwithstanding anything herein to the contrary, until the effective date of the Name Change in accordance with Section 5.2 of the Purchase Agreement, IP Sub may authorize RB to use, on a royalty-free basis, the name “Russ Berrie and Company, Inc.” (the “Corporate Name”) for all corporate purposes, including, but not limited to, use on filings with the Securities and Exchange Commission, correspondence with the New York Stock Exchange, periodic reports to shareholders, proxy statements, press releases and other investor relations activities.
(b) Notwithstanding anything herein to the contrary, Licensee agrees that, until 12 months after the effective date of the Name Change, for no consideration, the domain name and corresponding website address: “www.russberrie.com” (the “Domain Name”) shall direct users to separate internet locations where each of (x) Licensee’s information pertaining to the Gift Business and (y) RB’s corporate information can be found. Licensor and Licensee agree that from the date that Licensor notifies Licensee that RB has established a new website for its retained operations, and for one year thereafter, the website corresponding to the Domain Name will direct users to such new Licensor website for no consideration.
2.	TERM OF LICENSE AND PURCHASE OPTION.
2.1	Subject to the provisions for early termination of this Agreement as set forth in this Agreement, the term of this Agreement shall commence on the date hereof and continue through December 23, 2013; provided, however, that to the extent there shall be no continuing default on the part of Licensee or its Affiliates to Licensor or its Affiliates under: (i) this Agreement, (ii) the Stockholders Agreement, including, but not limited to, payment in full for the purchase of the Put Securities to the extent Russ Berrie and Company, Inc. exercises its Put Option (each as defined in and in accordance with the terms of Section 4.5 of the Stockholders Agreement), (iii) the Seller Note, or (iv) the Purchase Agreement, the term of this Agreement shall be extended at the option of the Licensee for an additional 9 months. Subject to the next sentence, at any time during the term of this Agreement, Licensee shall have the option to purchase all of the Retained IP from Licensor for the sum of $5.0 million, to be paid in cash by wire transfer of immediately available federal funds to an account specified by Licensor (the “Purchase Option”). Notwithstanding the foregoing, the right of Licensee to exercise, and the obligation of the Licensor to sell the Retained IP to the Licensee under, the Purchase Option shall be subject to the following conditions, which are for the sole benefit of and may be asserted or waived by the Licensor in its discretion: (i) the Seller Note shall have been paid in full (including all principal and interest with respect thereto), and (ii) there shall be no continuing default under this Agreement. Upon receipt of the purchase price for the Retained IP pursuant to an exercise of the Purchase Option, Licensor will assign its rights to the Retained IP to Licensee pursuant to an assignment agreement, in a form mutually agreeable to Licensor and Licensee (which shall not include any representations, warranties, indemnities or other continuing obligations).

2.2	Licensor shall have the unilateral right to terminate this Agreement upon the occurrence of any Event of Default under the Seller Note. Such termination shall become effective on the date set forth in a notice of termination provided by Licensor to Licensee.

2.3	If Licensee does not purchase the Retained IP pursuant to the exercise of the Purchase Option by December 23, 2013 (or 9 months thereafter to the extent the term of this Agreement bas been extended in accordance with Section 2.1 above), in accordance with Section 2.1 above, Licensor shall have the option to require Licensee to purchase all of the Retained IP for $5.0 million, to be paid in cash by wire transfer of immediately available federal funds to an account specified by Licensor.
3.	USE OF RETAINED IP.
3.1	Licensee shall at all times use the Retained IP in accordance with the terms of this License Agreement; provided however that if this License Agreement terminates for any reason, Licensee shall cease using the Retained IP forthwith in accordance with the provisions of Paragraph 11 herein. Licensee shall not join any name or names in connection with the Retained IP so as to form a new mark. Licensee shall not use any other name or names in combination with the Retained IP in any advertising, publicity, labeling, packaging or printed matter of any kind utilized by Licensee in connection with the Articles, without the consent of Licensor.

3.2	Licensee acknowledges that as between Licensee and the Licensor, Licensor is the owner of all right, title and interest in and to the Retained IP in any form or embodiment thereof and is also the owner of the goodwill attached or which shall become attached to the Retained IP in connection with the business, services and goods in relation to which the same has been, is or shall be, given or used. Sales and services by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Retained IP by Licensee shall inure to the benefit of Licensor. Licensee shall not, at any time, do or suffer to be done any act or thing which may adversely affect any rights of the Licensor in and to the Retained IP or any registrations thereof or which, directly or indirectly, may reduce the value of the Retained IP or detract from its reputation.

3.3	Licensee shall execute any and all documents reasonably required to confirm Licensor’s or Licensor’s designee’s ownership of and rights in and to the Retained IP. Licensor shall be responsible for all costs and expenses arising out of or in connection with the filing and prosecution of such application(s) in Licensor’s or Licensor’s designee’s name to register the Retained IP for Articles and the maintenance and renewal of such registrations as may issue.

3.4	Licensee shall use the Retained IP strictly in compliance with the legal requirements obtaining therein and shall use such markings in connection therewith as may be required by applicable legal provisions. Licensee shall cause to appear on all Articles and on all materials on or in connection with which the Retained IP is used, such legends, markings and notices as may be reasonably requested by Licensor in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto. Notwithstanding the foregoing, Licensee shall not affix the Retained IP to any Articles if such products are to be sold as “seconds” or as “irregulars” unless such Articles are properly labeled and identified as such.

3.5	Licensee shall not challenge Licensor’s ownership, or the validity, of the Retained IP or any application for registration thereof, or any trademark registration thereof, or any rights of Licensor therein.

3.6	In the event that Licensee learns of any infringement or imitation of the Retained IP or of any use by any person of a trademark similar to the Retained IP, it promptly shall notify Licensor thereof. Licensor thereupon may take such action as it deems advisable for the protection of its rights in and to the Retained IP and, if requested to do so by Licensor, Licensee shall cooperate with whichever person or entity makes such a request in all respects at Licensor’s sole expense, including without limitation by being a plaintiff or co-plaintiff. Licensor shall not be required to take any action if it deems it inadvisable to do so. In the event that Licensor, after notice, shall elect not to take action to prevent any alleged infringement, Licensee shall have the right to do so at its own expense and in the name of Licensor. Licensor agrees to provide reasonable cooperation to Licensee, at Licensee’s expense, in any actions taken by Licensee in accordance with the preceding sentence to prevent any such alleged infringement.

3.7	Any sums recovered by judgment, settlement or otherwise from any action undertaken by Licensor pursuant to Section 3.6 shall be first applied to payment and/or reimbursement of expenses (including reasonable attorneys’ fees and expenses) incurred by Licensor in connection therewith, and the balance shall be paid as follows: fifty percent (50%) to Licensor and fifty percent (50%) to Licensee. Any sums recovered by judgment, settlement or otherwise from any action undertaken by Licensee pursuant to Section 3.6 shall be first applied to payment and/or reimbursement of expenses (including reasonable attorneys’ fees and expenses) incurred by Licensee in connection therewith, and the balance shall be paid as follows: sixty percent (60%) to Licensee and forty percent (40%) to Licensor.

4.	DESIGNS; COPYRIGHT.
4.1	Licensor shall have the right to request and receive samples (at Licensor’s expense) of all models or designs to be used in connection with manufacturing, distribution, advertising and selling of Articles pursuant to this License Agreement, for its approval, such approval not to be unreasonably withheld. Licensor shall have the right to request and receive samples (at Licensor’s expense) of all Articles manufactured, sold, distributed or promoted by Licensee pursuant to this License Agreement, for its approval, such approval not to be unreasonably withheld.

4.2	Licensee shall be responsible for making all samples as well as for the production of Articles, and Licensee shall bear all costs in connection therewith.
5.	QUALITY STANDARDS.
5.1	Licensee shall maintain the high quality and workmanship of the Articles sold under the Retained IP, as hitherto and currently maintained by Affiliates of Licensor.

5.2	Licensor has the right to take all action reasonably necessary to ensure that the Articles sold hereunder are consistent with the reputation and prestige of the Retained IP as a designation for high quality products.

5.3	From time to time upon the Licensor’s request, Licensee shall promptly submit to the Licensor production samples (at Licensor’s expense) of Articles produced hereunder so that the Licensor may assure itself of the maintenance of the quality standards set forth herein. All Articles to be sold hereunder shall be at least equal in quality to any production samples approved by the Licensor.

5.4	All Articles shall be manufactured, sold, labeled, packaged, distributed and advertised in accordance with all applicable laws and regulations. Licensee shall use and display the Retained IP only in such form and manner as are approved by Licensor, such approval not to be unreasonably withheld.

5.5	With respect to any sample, copy, art work or other material for the Articles approved by Licensor, Licensee shall not depart therefrom in any material respect without the prior written approval of the Licensor. If Licensor shall disapprove any sample Article or any sample tag, label, packaging, catalogue display or description or the like, or any advertising, promotional or publicity material, Licensee shall not use the same in any manner nor permit it or them to be used in any manner.

6.	APPROVALS.
The parties hereby agree and acknowledge that the highest standards and reputation and established image, prestige and good will are associated with the Retained IP and with the business and merchandise of Licensor, and that the operations of the license granted hereunder will reflect upon and affect such standards, reputation, image, prestige and good will. Accordingly, Licensee agrees and acknowledges that Licensor’s written approval or consent, as provided for under the terms of this Agreement, may be based upon subjective standards intended to maintain such standards, reputation, image, prestige and good will, and the quality and reputation of merchandise sold under the Retained IP; provided that Licensor agrees that in each such case its consent shall not be unreasonably withheld, conditioned or delayed. Furthermore, such written approval or consent as may be required under this Agreement shall be deemed given if not refused in writing within fifteen (15) business days after receipt of Licensee’s request for approval.
7.	ROYALTY.
7.1	In consideration of the license granted herein, Licensee shall pay to Licensor a fixed, annual royalty (the “Royalty”) equal to $1,150,000, in accordance with the provisions of Section 7.2.

7.2	The initial annual Royalty payment (from the date hereof until the first anniversary of the date hereof) shall be due and payable in one lump sum on December 31, 2009. Thereafter, the Royalty payable hereunder shall be paid quarterly at the close of each three (3) month period during the term of this Agreement (or portion thereof in the event of prior termination for any reason) commencing with the quarter ending March 23, 2010.

7.3	Any payments which are made to Licensor hereunder after the due date required therefore shall bear interest at the prime rate announced from time to time by Bank of America, N.A., from the date such amount became due until the date of payment. Licensor’s right hereunder to interest on late payment shall not preclude Licensor from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to Licensee’s failure to make timely remittance.

7.4	In addition to the rights granted to RB pursuant to Section 3.2 of the Stockholders Agreement, in the event the Licensee at any time fails to pay any Royalty required under this Agreement (a “Royalty Default”), during the continuance of any such Royalty Default, (i) RB shall have the right to appoint one of the seven directors required under Section 3.1 of the Stockholders Agreement (the “Licensor Designee”), and each stockholder of Licensee shall vote, or cause to be voted, all shares of voting Company Capital Stock (as defined in the Stockholders Agreement) now owned or hereafter acquired by such stockholder, or over which such stockholder has voting control, as shall be necessary to ensure that the Licensor Designee shall be elected to the Board of Directors of the Licensee, at the request of RB, all upon the terms and conditions set forth in Section 3.2 of the Stockholders Agreement, (ii) the annual amount of the Royalty will increase to $1,250,000, (iii) the annual interest rate under the Seller Note will increase immediately to 7.00%, (iii) one-half of the salary and any and all bonus amounts payable to either Rick Snow or Eldridge Hanes (other than the remainder of accrued but unpaid base salary and expense reimbursements as set forth in their respective employment agreements) would be payable and paid in the form of subordinated promissory notes with the same terms and conditions of the Seller Note, and (iv) all unpaid interest payments under the Shareholder Loan from Eldridge Hanes to The Encore Group, Inc. in the principal amount of $500,000 shall accrue but shall not be paid.
8.	INDEMNITY; INSURANCE.
8.1	Licensee hereby agrees to save and hold Licensor and its Affiliates harmless of and from and indemnify it against any and all losses, liability, damages and expenses (including reasonable attorneys’ fees and expenses) which any of them may incur or be obligated to pay, or for which any of them may become liable or be compelled to pay in any action, claim or proceeding against any of them, for or by reason of any use of the Retained IP or any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its agents or employees in connection with Licensee’s performance of this Agreement. The provisions of this Section 8.1 and Licensee’s obligation hereunder shall survive the termination of this Agreement.

8.2	Licensee, at its own expense, shall procure and maintain in full force and effect, at all times during which Articles are being sold, a product liability insurance policy with respect to Articles with a limit of liability of not less than U.S. $30 million. Such insurance policy shall be with a responsible insurance carrier acceptable to the Licensor and shall be written for the benefit of Licensee and the Licensor, and shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than Articles. Licensee shall deliver a certificate of such insurance to the Licensor promptly upon issuance of said insurance policy and, from time to time upon reasonable request by the Licensor, promptly shall furnish to the Licensor evidence of the maintenance of said insurance policy. Nothing contained in this Section 8.3 shall be deemed to limit the indemnification provisions of Section 8.1 above.

9.	REPRESENTATIONS AND WARRANTIES.
9.1	Licensor represents and warrants that it has limited liability company power and authority to enter into this Agreement and perform all of its obligations hereunder. Licensor further represents and warrants that, except as provided in Section 1.6, it has granted no other existing license to use the Retained IP on products within the Territory which would conflict with the rights granted hereunder.

9.2	Licensee represents and warrants that it has corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder.

9.3	Neither Licensor nor Licensee makes any other representation or warranty, express or implied, in connection with this Agreement.
10.	DEFAULT AND TERMINATION.
10.1	If Licensee fails to perform any of the terms, conditions, agreements or covenants in this Agreement on its part to be performed and such default is not curable, or if such default continues uncured for a period of thirty (30) days after written notice thereof has been given to the Licensee (ten (10) days in the event that Licensee fails to make any payment of Royalty when due hereunder), then the Licensor may terminate this Agreement forthwith by written notice to Licensee.

10.2	In the event that Licensee (a) dissolves or liquidates or ceases to engage in the business of manufacturing, distributing and selling the Articles and no assignment is made in accordance with Section 13.1 or (b) files a petition in bankruptcy, is adjudicated a bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it and is not discharged within 60 days thereafter or it makes an assignment for the benefit of the creditors or if a custodian, receiver or trustee is appointed for it or for a substantial portion of its business or assets, and such appointment is not discharged within 60 days thereafter, then this Agreement shall terminate automatically and forthwith.

10.3	No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee’s assets or business shall have any right to continue this Agreement or to exploit or in any way use the Retained IP if this Agreement terminates pursuant to Section 10.2 above.

10.4	If, notwithstanding the provisions of Section 10.2 above, pursuant to the Bankruptcy Code or any amendment or successor thereto (the “Code”), a trustee in bankruptcy of Licensee or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of the Code, the trustee or Licensee, as the case may be, shall notify Licensor of same in writing. Said notice shall set forth the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant details thereof. The giving of such notice shall be deemed to constitute the grant to Licensor of an option to have this Agreement assigned to it for such consideration, or its equivalent in money, and upon the same terms and conditions as are specified in the notice. The aforesaid option may be exercised only by written notice given to the trustee or Licensee, as the case may be, by Licensor within fifteen (15) business days after Licensor’s receipt of the notice from such party, or within such shorter period as may be deemed appropriate by the court in the bankruptcy proceeding. If Licensor fails to give its notice to such party within the said exercise period, such party may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified therein. Nothing contained herein shall be deemed to preclude or impair any rights which Licensor may have as a creditor in any bankruptcy proceeding.

10.5	This Agreement will automatically terminate upon the consummation of the Purchase Option, provided that in the event that the Name Change shall not have occurred on or prior to such date, the provisions of Section 1.6 shall survive such termination in accordance with their terms.
11.	RIGHTS ON TERMINATION.
11.1	Notwithstanding any termination in accordance with Paragraph 10 above or elsewhere in this Agreement, Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Retained IP and to be compensated for damages for breach of this Agreement.

11.2	Upon the expiration or termination of this Agreement (other than a termination resulting from the exercise of the Purchase Option), Licensee shall promptly (but in no event later than 5 Business Days after such expiration or termination) deliver to the Licensor a complete and accurate schedule of Licensee’s inventory of Articles and of related work in process then on hand (hereinafter referred to as “Inventory”) and copies of all open and unfilled orders. Such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall reflect Licensee’s cost of each such item. Licensor thereupon shall have the option, exercisable by notice in writing delivered to Licensee within fifteen (15) business days after its receipt of the complete Inventory schedule, to: (a) purchase all or part of said Inventory for an amount equal to the cost of the Inventory being purchased, plus duty and freight, i.e. vendor’s landed cost, and assume all or part of Licensees obligations in connection with all or part of its open and unfilled orders; or (b) permit continued sales by Licensee in accordance with Section 11.4 and continue to receive Royalties for the period of such sales, such sales to be subject to all of the provisions of this Agreement.

11.3	In the event that Licensor elects to purchase the Inventory as provided in Section 11.2, Licensee shall deliver to the Licensor or its designee at Licensor’s expense all of the Inventory referred to in the schedule provided to Licensor within ten (10) days after receipt of Licensor’s notice of its election. Licensor shall pay Licensee for such Inventory as is in marketable condition within thirty (30) days after its receipt thereof. Notwithstanding anything to the contrary herein, in the event that the Licensor notifies Licensee of its desire to purchase any of the Inventory pursuant to Section 11.2, such notice shall apply only to that portion of the Inventory remaining on the date said notice is received by Licensee.

11.4	In the event that Licensor elects to have Licensee sell and dispose of Inventory, Licensee shall be entitled, for an additional period of 180 days only, on a non-exclusive basis, to sell and dispose of its Inventory, but subject to the condition that all payable but unpaid Royalties must be paid in full prior to any such sale or disposition. Such sales shall be made be made only through such channels of distribution which have been approved by Licensor and shall be subject to all of the provisions of this Agreement, including the payment of Royalties with respect to such 180-day period in accordance with the provisions of Paragraph 7.

11.5	Except as provided in Section 11.4 above, on the expiration or termination of this Agreement, all Royalties made shall become immediately due and payable.

11.6	Except as provided in Section 11.4 above, on the expiration or termination of this Agreement (other than a termination resulting from the exercise of the Purchase Option): (a) all of the rights of Licensee under this Agreement shall terminate forthwith and shall revert immediately to the Licensor, except as otherwise provided herein, (b) Licensee shall discontinue forthwith all use of the Retained IP, shall no longer have the right to use the Retained IP or any variation or simulation thereof including in its name and shall promptly transfer to the Licensor, free of charge, all registrations, filings and rights with regard to the Retained IP which it may have possessed at any time. In addition, Licensee thereupon shall deliver to the Licensor, free of charge, all samples, patterns, markers and other material in its possession which were provided or approved by the Licensor and all advertising material, labels, tags and other material in its possession with the Retained IP thereon. After the expiration or termination of this Agreement (other than a termination resulting from the exercise of the Purchase Option), Licensee shall not use or permit others to use any of said samples, patterns and other material, or any variations or simulations thereof, in connection with Articles or any other merchandise.

12.	NOTICE.
12.1	All reports, approvals, requests, demands and notices required or permitted by this Agreement to be given to a party shall be in writing and must be given in accordance with (and shall be subject to) the provisions of Section 13.3 of the Purchase Agreement, using the address and related information provided in such Section 13.3 with respect to RB with respect to the Licensor.
13.	ASSIGNABILITY; BINDING EFFECT.
13.1	The performance of Licensee hereunder is of a personal nature and, therefore, except as provided in Section 1.2, neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee and any such attempted assignment or sublicense, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect. If for any reason, whether voluntarily or involuntarily, control of the business and affairs of Licensee, either through ownership or management, as they relate to this Agreement is changed and control of Licensee rests with a person or entity which is not approved by Licensor, Licensor shall have the right to immediately terminate this Agreement by and upon notice to Licensee as if the date of termination were the date set forth herein as the expiration date hereof.

13.2	This License Agreement shall inure to the benefit of and shall be binding upon the parties, their respective personal representatives, successors, Licensor’s transferees and assigns and Licensee’s permitted transferees and assigns.
14.	MISCELLANEOUS.
14.1	All payments made or to be made pursuant to this Agreement shall be made in U.S. dollars.

14.2	This License Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, without giving effect to conflicts of law provisions thereof.

14.3	Section 13.4 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis.

14.4	This License Agreement, the Purchase Agreement, the Stockholders Agreement and the Seller Note contain the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written understandings and agreements relating thereto.

14.5	Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

14.6	No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of violation of or default under any of the provisions of this Agreement by Licensee.

14.7	If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

14.8	This Agreement cannot be amended, terminated or discharged orally.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Licensee The Russ Companies, Inc.		Licensor RB Trademark Holdco, LLC

By:	/s/ Richard Snow	By:	/s/ Bruce G. Crain
	Name: Richard Snow		Name: Bruce G. Crain
	Title: President		Title: President
License Agreement